As filed with the Securities and Exchange Commission on March 31, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CLPS Incorporation
(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Unit 1102, 11th Floor, Millennium City III

370 Kwun Tong Road, Kwun Tong, Kowloon

Hong Kong SAR

Tel: (852) 37073600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

Telephone: (800) 927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell Nussbaum, Esq.
Andrei Sirabionian, Esq.
James Zhang, Esq.

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company   ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount being Registered(1)	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Share, $0.0001 par value per share (2)	2,666,666	$6.00	(3)	$15,999,996	$1,745.60	(4)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such presently indeterminate number of shares of the registrant’s Common Share as a result of stock splits, stock dividends or similar transactions.

(2)	We are registering for resale by the Selling Shareholders named herein 2,666,666 common shares issuable upon the exercise of certain warrants issued on March 3, 2021 to the Selling Shareholders, each of whom is an accredited investor, in a private placement pursuant to a Securities Purchase Agreement dated as of February 28, 2021 by and among the registrant and the purchasers named therein.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act and is based on the exercise price of the warrants pursuant to which such shares are issuable.

(4)	Paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities publicly until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MARCH 31, 2021

2,666,666 Common Shares

Offered by the Selling Shareholders

This prospectus relates to the resale of up to 2,666,666 shares of US$0.0001 par value each (the “common shares”), of CLPS Incorporation, an exempted company incorporated in the Cayman Islands (the “Company”), that may be sold from time to time by the selling shareholders named in this prospectus (the “Selling Shareholder”).

The common shares offered under this prospectus consist of an aggregate of 2,666,666 common shares issuable upon the exercise of outstanding warrants that were issued to the Selling Shareholders in March 2021 in a private placement (the “Warrants”).

We will not receive any proceeds from the sale of any of the common shares by the Selling Shareholder. However, if the holders of Warrants exercise their Warrants for cash, we would receive an aggregate of $15,999,996 upon such exercise.

Our common shares are traded on the Nasdaq Global Market under the symbol “CLPS.” On March 30, 2021, the closing price of our common shares on the Nasdaq Global Market was $4.97.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 7 of this prospectus before purchasing common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2021

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ABOUT THIS PROSPECTUS

As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to CLPS Incorporation, c/o Unit 1102, 11th Floor, Millennium City III 370 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong SAR. Our telephone number is (852) 37073600. See “Where You Can Find Additional Information.”

You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the Selling Shareholders have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

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PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about our company that is not included in, or delivered with this prospectus. Before making an investment, you should read the entire prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the Securities and Exchange Commission, or SEC, including in our Annual Report on Form 20-F for the year ended June 30, 2020, which we filed with the SEC on October 22, 2020. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: c/o Unit 1102, 11th Floor, Millennium City III, 370 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong SAR, Attention: Secretary. For purposes of this prospectus, references to the terms “CLPS,” the “Company,” “we,” “us,” and “our” refer to CLPS Incorporation, collectively with its subsidiaries, unless the context otherwise requires.

OUR COMPANY

Overview

We are a global information technology (“IT”), consulting and solutions service provider focused on delivering services to global institutions in banking, insurance and financial sectors, both in China and globally. For more than 10 years, we have served as an IT solutions provider to a growing network of clients in the global financial industry, including large financial institutions in the US, Europe, Australia, Southeast Asia, and Hong Kong and their PRC-based IT centers.

CLPS Incorporation was incorporated under the laws of the Cayman Islands on May 11, 2017. Since our inception, we have aimed to build one of the largest sales and service delivery platforms for IT services and solutions in China. The nature of our services is such that we provide a majority of services to our banking and credit card clients in order to build new or modify existing clients’ own proprietary systems. We are fully committed to provide digital transformation services with focus on financial and technology in the banking, wealth management, e-commerce, and automotive industries, among others, through the utilization of innovative technology to achieve our client’s goals. We maintain 18 delivery and/or R&D centers, of which ten are located in Mainland China (Shanghai, Beijing, Dalian, Tianjin, Baoding Chengdu, Guangzhou, Shenzhen, Hangzhou, and Suzhou) and eight are located globally (Hong Kong SAR, USA, UK, Japan, Singapore, Malaysia, Australia, and India). By combining onsite (when we send our team to our client) or onshore (when we send our team to client’s overseas location) support and consulting with scalable and high-efficiency offsite (when we send our team to a location other than client’s location) or offshore (when we send our team to a location that is other than a client’s location overseas) services and processing, we are able to meet client demands in a cost-effective manner while retaining significant operational flexibility. By serving both Chinese and global clients on a common platform, we are able to leverage the shared resources, management, industry expertise and technological know-how to attract new business and remain cost competitive.

On March 19, 2021 we relocated our principal executive office to Unit 1102, 11th Floor, Millennium City III, 370 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong SAR from Unit 702,7th Floor, Millennium City II, 378 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong SAR. Our telephone number is +852 3707-3600. Our website is as follows www.clpsglobal.com.

Our Products

Banking

Providing professional IT consulting and solutions for the banking industry is one of the traditional competitive advantages of CLPS. With more than 15 years of experience in helping leading global banks to implement banking systems, CLPS is committed to innovating and optimizing traditional banking system by utilizing cutting-edge financial technology to enable institutions to embrace banking.

CLPS has formed strategic partnerships with several global financial MNCs to provide banking IT services, help leading global banks to implement banking system and to enable them to test and enhance multiple functions such as loans, saving, deposit, general ledger, account management, anti-money-laundering, risk control and credit card system. Whether traditional or online banking, CLPS has a wide array of business modules at its disposal.

Credit Card Area

Most of the global credit card issuers maintain branches and supporting technical infrastructure in China. The development, testing, support and maintenance of these platforms require in-depth understanding and knowledge of business processes supported by IT. There is a significant demand for such IT consulting services among large-scale credit card platforms because many of such institutions experience shortage of qualified personnel and resources. We offer more than 10 years of experience in IT consulting services across key credit card business areas, including credit card applications, account setup, authorization and activation, settlement, collection, promotion, point system, anti-fraud, statement, reporting and risk management. In the past years, we have successfully helped our China and global clients manage their credit card IT systems such as VisionPLUS. We offer expertise in customizing these credit card tools and platforms to suit a variety of business models. Our highly experienced team possesses the requisite expertise in providing service in the credit card area. The IT consulting professional teams provide service in the credit card area from Shanghai, Dalian and Hong Kong. We offer this experience and expertise in various currencies, across different geographical regions, including, but not limited to China, Singapore, UK, the Philippines, Indonesia, and Latin America. In addition, we have developed a series of credit card solutions in order to meet the needs of our clients better.

Core Banking Area

We are one of China’s largest core banking system services providers for global banks. Most global banks establish their IT development centers and gradually expand their business in China. Those banks require significant core banking IT services. We offer more than 10 years of experience in providing leading global banks with the support and expertise needed to implement their core banking system, including business analysis, system design, development, testing services, system maintenance, and global operation support. We provide services across multiple functions including loans, deposit, general ledger, wealth management, debit card, anti-money-laundering, statement and reporting, and risk management. We also provide architecture consulting services for core banking systems and online and mobile banking. We successfully transformed the centralized core banking system for one of our US-based clients to a service-oriented architecture and integrated it into a global unified version, which successfully satisfied its business needs in various markets. In addition, we engage the cloud-native solution of core banking system with micro services architecture, which can serve both Chinese and global banks to meet the ever-changing demands of the market with high flexibility, high scalability, high reliability and multichannel connectivity.

Wealth Management

In this registration statement, “wealth management” refers to the segments of financial industry except commercial banking, including but not limited to investment banking, funds, insurance, securities, futures, clearing, consumer financing, online financing, and supply chain financing. CLPS has an in-depth industry knowledge and solutions in the field of wealth management and constantly develops and innovates according to the needs of clients.

In the past years, we have successfully developed and managed a variety of IT systems for Chinese and global clients, including the development of asset management system, core insurance system, pension system for well-known international investment bank, large international insurance group, and leading asset management corporation. We also provided development, operation, and maintenance for data analysis and business management systems of China’s national financial information platform, China’s national clearing house, stock exchanges, and several large securities firms in China. In addition, we have developed mobile terminal for multiple comprehensive financial service providers and consumer finance platforms both in China and globally.

E-Commerce

By constantly improving our capabilities, we have gradually extended our main service offerings from banking and financial institutions to e-Commerce industry. We have rapidly developed and accumulated certain skills in online platforms, cross-border e-commerce, logistics, and back-end technology such as big data analysis, and intelligent decision-making among others. In the past years, we have successfully provided IT system development delivery for domestic and international clients, including a global online trading project for a top US e-Commerce company. We have also developed the global terminal, payment, and risk control system for a well-known online ticketing website. In addition, CLPS has developed the website and product market data analysis for a leading and international travel e-commerce platform, and the e-Commerce platform for a large investment holding group in China.

Automotive

With the extensive experience of CLPS in the IT services application in the financial and e-commerce industries, and our innovative implementation of cutting-edge technology such as big data, artificial intelligence and robotic process automation (RPA), we have also extended our business to automotive industry.

There is a high demand for intelligent technology application in the automobile industry in recent years. Aside from providing internal management system development for several international automobile enterprises, we also become deeply involved in the development of autonomous driving, automatic control, and other AI-driven technology projects with several major clients. This includes the development of a new-energy vehicle intelligent platform for a large automotive group company in China and a car’s multimedia software for a Chinese automotive information system company. Moreover, we also provide development of internet auto finance platform for several Chinese enterprises.

Consulting Services

Revenues from consulting services are recognized from time-and-expense basis contracts as the related services are rendered assuming all other basic revenue recognition criteria are met. Under time-and-expense basis contracts, the Company is reimbursed for actual hours incurred at pre-agreed negotiated hourly billing rates. Clients may terminate the contracts at any time before the work is completed but are obligated to pay the actual service hours incurred through the termination date at the contract billing rate.

We provide consulting services to our clients in the banking, wealth management, e-commerce, and automotive industries, among others.

Solution Services

Revenues from fixed-price customized solution contracts require the Company to perform services for systems design, planning and integrating based on customers’ specific needs which require significant production and customization. The required customization work period is generally less than one year. Upon delivery of the services, customer acceptance is generally required. In the same contract, the Company is generally required to provide post-contract customer support (“PCS’) for a period from three months to one year (“PCS period”) after the customized application is delivered. The type of service for PCS clause is generally not specified in the contract or stand-ready service on when-and-if-available basis.

CLPS provides customized solution services to our clients in the banking, wealth management, e-commerce, and automotive industries, among others.

Other Services

CLPS Virtual Banking Platform (CLB)

CLB is a unique and successful training platform for IT talents owned by CLPS. For more than ten years, we have been focusing on recruiting, training, developing and retaining human capital and talents. We have been developing and continuously upgrading our CLB to train specialized financial IT personnel in order to differentiate ourselves from general IT developers. CLB is one of the crucial components of our TCP. It contains a full set of banking application modules covering areas such as core banking, credit cards, and wealth management, incorporated with cutting-edge technologies, such as JAVA, Android & iOS, HTML, blockchain, cloud computing and big data.

Recruitment and Headhunting

As per client’s request, we are capable of providing the most suitable person for a position. The Company maintains more than 100 talent acquisition staff with rich industry background and knowledge. Our recruitment centers are well equipped with advanced technology, such as cloud platforms, big data, and robotic process automation (RPA), to accelerate the talent acquisition process. As a result, CLPS obtains qualified talent, reduce talent acquisition costs, meet the growing demands of talent from its existing and potential clients, and achieve meaningful growth.

Fee-For-Service Training

Under the fee-for-service training, we incur charges for clients based on their training needs. Generally, it includes domain knowledge, technology skills, data security and management compliance training, soft skills for personnel; and English language skills including verbal and business correspondence for all level, especially for those who need to communicate with global customers directly on a daily basis. However, the training content and approach can be customized based on the client’s training needs.

For a more detailed description of our products see our Annual Report for the year ended June 30, 2020.

Competition

The market for IT services is highly competitive, and we expect competition to intensify. We believe that the principal competitive factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing skills and price. Domestically, we face competition from the following major competitors: Shenzhen Forms Syntron Information Co., Ltd., Sunline Tech, Amarsoft and CSII. These competitors are all domestic listed companies and possess a considerable market share in IT services industry. Shenzhen Forms Syntron Information Co., Ltd. is committed to provide professional IT service outsourcing and consulting for large domestic commercial banks. Sunline Tech, Amarsoft and CSII have the similar business model who are engaged in providing IT solutions and services mainly for domestic banks and other financial institutions. While compared with above competitors, as an IT solution and consulting services provider, we have been specializing in industry demands analysis and focusing on delivering services to global institutions in banking, insurance and financial sectors, both in China and globally. As one of the earliest companies engaging in banking IT services in China, we have accumulated rich industrial experience and successful cases during more than 10 years of business development, and our market share is gradually increased. With the interest marketization and rise of internet finance, banking industry market grows more competitive. Since Core Banking Business is occupying a key position in the overall banking IT services market, we will enhance our core market competence by taking advantage of our current technology; internationally, our competitors include Wipro, TCS Consultancy, and Infosys Limited. To date, we do not typically compete directly with the larger global consulting and outsourcing firms, such as Accenture, Capgemini, Hewlett-Packard and IBM, who are typically engaged in conjunction with large global projects. However, we may compete with these firms if they seek smaller engagements, particularly in conjunction with a strategy to enter the domestic Chinese market. In addition, the trend towards offshore outsourcing, international expansion by foreign and domestic competitors and continuing technological innovation will result in new and different competitors entering our markets. We believe that our delivery capabilities are competitive with companies such as these, and that our domestic China market experience and know-how provide us with a competitive advantage in serving our clients.

Employees

We believe that resource management and planning are critically important to supporting our growth, and we are committed to effectively recruiting, training, developing and retaining our human capital. Our total number of employees has grown from 2,085 employees in fiscal year ending June 30, 2019 to 2,746 employees as of June 30, 2020. Approximately 66.5% of our personnel are dedicated to serving our foreign financial institution clients. Such personnel maintain up to date financial domain knowledge, technical development and testing skills in Java, .Net, C, C++, testing tools, android or IOS app, blockchain, big data, cloud computing and mainframe COBOL. None of our employees are represented by a labor union or collective bargaining agreements. We consider our employee relations to be good. We believe that attracting and retaining highly experienced associates and sales and marketing personnel are a key to our success. In addition, we believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

THE OFFERING

Common Shares outstanding	Approximately 19,168,609 common shares (as of March 25, 2021)

Common Shares offered by the Selling Shareholders	Up to 2,666,666 common shares

Common Shares to be outstanding immediately after the offering, assuming full exercise for cash of the Warrants	Approximately 21,835,275 common shares(1)

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. See “Use of Proceeds” on page 11 of this prospectus. However, if all of the Warrants are exercised for cash, we would receive an aggregate of $15,999,996.

Transfer Agent and Registrar	Continental Stock Transfer and Trust Company, LLC

Risk Factors	Investment in our securities involves a high degree of risk. See Risk Factors” on page 7 of this registration statement and under similar sections in the documents we incorporate by reference into this prospectus for a discussion of factors you should consider carefully before making an investment decision.

Nasdaq Global Market Symbol	“CLPS”

(1)	The number of common shares to be outstanding after this offering is based on 19,168,609 common shares outstanding as of March 25, 2021.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described under “Item 1A. Risk Factors” in our most recent Annual Report on Form 20-F together with all of the other information appearing in or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Our business, financial condition and results of operations may be materially adversely affected by global health epidemics, including the recent COVID-19 outbreak.

In December 2019, the 2019 novel coronavirus (COVID-19) surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak and then characterized it as a global pandemic on March 11, 2020. The outbreak has spread throughout Europe and the Middle East, and there have been many cases of COVID-19 in Canada and the United States, causing companies and various international jurisdictions to impose restrictions, such as quarantines, closures, cancellations and travel restrictions. While these effects are expected to be temporary, the duration of the business disruptions internationally and related financial impact cannot be reasonably estimated at this time. Similarly, we cannot estimate whether or to what extent this outbreak and potential financial impact may extend to countries outside of those currently impacted. At this point, the extent to which the coronavirus may impact our results is uncertain; however, it is possible that our consolidated results in 2021 may be negatively impacted by this event. The impacts of the outbreak are unknown and rapidly evolving.

Sales by the Selling Shareholders of the Warrant Shares could adversely affect the trading price of our common shares.

We are registering for resale of 2,666,666 common shares to be issued upon exercise of the Warrants pursuant to this registration statement, which is approximately 13.9% of our issued and outstanding common shares. Consequently, the resale of all or a substantial portion of the common shares in the public market, or the perception that these sales might occur, could cause the market price of our common shares to decrease and may make it difficult for us to sell our equity securities in the future at a time and upon terms we deem appropriate.

We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders’ ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, business acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments (if any).

Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:

●	our existing shareholders’ proportionate ownership interest in us will decrease;

●	the amount of cash available for dividends payable on our common shares will decrease on a pro rata basis;

●	the relative voting strength of each previously outstanding share will be diminished; and

●	the market price of our common shares may decline, and we could be forced to delist our shares from Nasdaq.

In addition, we may be obligated to issue 2,666,666 common shares upon the exercise of the currently outstanding warrants which will expire in September 2026 at an exercise price of $6.00 per share.

Our issuance of additional common shares upon the exercise of such warrants would cause the proportionate ownership interest in us of our existing shareholders, to decrease; the relative voting strength of each previously outstanding common shares held by our existing shareholders to decrease; and, depending on our share price when and if these warrants or notes are exercised, may result in dilution to our shareholders.

Future sales of our common shares, whether by us or our shareholders, could cause our stock price to decline.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our common shares in the public market, the trading price of our common shares could decline significantly. Similarly, the perception in the public market that our shareholders might sell shares of our common shares could also depress the market price of our common shares. A decline in the price of our common shares might impede our ability to raise capital through the issuance of additional common shares or other equity securities. In addition, the issuance and sale by us of additional common shares or securities convertible into or exercisable for common shares, or the perception that we will issue such securities, could reduce the trading price for our common shares as well as make future sales of equity securities by us less attractive or not feasible. The sale of common shares issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

Resales of our common shares in the public market by the Selling Shareholders as a result of this offering may cause the market price of our common shares to fall.

Sales of a substantial number of our common shares in the public market could occur at any time. The issuance of new common shares could result in resales of our common shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our common shares and trading volume could decline.

The trading market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage, or if one or more of the analysts who cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, the market price for our common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common shares to decline.

The market price for our shares may be volatile.

The trading prices of our common shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial decline in their trading prices. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our common shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material adverse effect on the market price of our shares. In addition to the above factors, the price and trading volume of our common shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our users, or our industry;

●	regulatory uncertainties with regard to our variable interest entity arrangements;

●	announcements of studies and reports relating to our service offerings or those of our competitors;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the RMB and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding common shares; and

●	sales or perceived potential sales of additional common shares.

There is no public market for the warrants.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or automated quotation system. Without an active market, investors in this offering may be unable to readily sell the warrants.

The exercise price of the warrants may exceed the market price of our common shares.

Each warrant has an exercise price of $6.00 per share of our common shares. If the market price of our common shares does not exceed the exercise price of the warrants during the period in which the warrants are exercisable, the warrants may not have any value.

The warrants may be dilutive to holders of our common shares.

The ownership interest of the existing holders of our common shares will be diluted to the extent the warrants are exercised. The common shares underlying the warrants represented approximately 13.9% of our common shares outstanding as of March 25, 2021 (assuming the 2,666,666 common shares issuable upon exercise of the warrants).

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we have filed with the SEC that are incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time we or our representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under “Risk Factors” incorporated by reference in this prospectus and those discussed in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2020 and in our future filings made with the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus or the documents we have filed with the SEC that are incorporated herein by reference, which reflect management’s opinions only as of their respective dates. Except as required by law, we undertake no obligation to revise or publicly release the results of any revisions to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Form 20-F. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or incorporated by reference in this prospectus, any prospectus supplement or any related issuer free writing prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands company and our principal executive offices are located outside the United States. Our directors and officers reside outside the United States. All of our operations are conducted outside the United States, and all of our assets are located outside the United States. A substantial number of our officers are nationals or residents of jurisdictions other than the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following: (1) the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and (2) Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We have appointed Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the Selling Shareholders. However, if the holders of Warrants exercise their Warrants for cash, we would receive an aggregate of $15,999,996 upon such exercise.

DESCRIPTION OF SECURITIES

General

The following summary description sets forth some of the general terms and provisions of our common shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common shares, you should refer to our Memorandum and Articles of Association in effect at the time of any offering. Copies of our articles of incorporation, as amended, and our bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

As of March 25, 2021, our authorized share capital consists of 100,000,000 common shares of $0.0001 par value per share, of which 19,168,609 shares are issued and outstanding.

The authorized and unissued common shares are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the Nasdaq Global Market, or any stock exchange on which our securities may be listed at such time. Unless approval of our shareholders is so required, our board of directors will not seek shareholders’ approval for the issuance and sale of our common shares.

Common Shares

General. All of our outstanding common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their common shares in accordance with the Memorandum and Articles of Association.

Dividends. The holders of our common shares are entitled to such dividends as may be declared by our board of directors. Our articles of association provide that our board of directors may declare and pay dividends if justified by our financial position and permitted by law.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each common share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which our shares are listed for trading, or a poll is demanded by the chairman of such meeting or one or more shareholders holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 40% of the aggregate share capital of our company that carries the right to vote at a general meeting, in which case an advance notice of at least 120 clear days is required for the convening of our annual general meeting and other general meetings by requisition of the shareholders. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the common shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Common Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our board of directors may, in its absolute discretion, decline to register any transfer of any common share irrespective of whether the shares is fully paid or the Company has no lien over it. If our board of directors refuses to register a transfer, it shall, within two months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal. Upon completion of this offering, we intend to waive our right to refuse transfers of any common shares. The registration of transfers may, after compliance with any notice required of the stock exchange on which our shares are listed, be suspended at such times and for such periods as our board of directors may determine, provided, however, that the registration of transfers shall not be suspended for more than 30 days in any year as our board of directors may determine.

Calls on Common Shares and Forfeiture of Common Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Common Shares. The Companies Act (Revised) of the Cayman Islands and our memorandum of association permit us to purchase our own shares. In accordance with our articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, provided the requirements under the Companies Act have been satisfied, including out of capital, as may be determined by our board of directors.

Inspection of Books and Records. Holders of our common shares have no general right under our articles of association to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our memorandum of association authorizes our board of directors to issue additional common shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

●	the designation of the series to be issued;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of common shares.

Our common shares are listed on Nasdaq Global Market under the symbol “CLPS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Continental Stock Transfer & Trust Company LLC.

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our memorandum of association (the “Memorandum”) and articles of incorporation (the “Articles”) and the Companies Act (Revised) of the Cayman Islands (“CICL”) provisions. There have been few court cases interpreting the CICL in the Cayman Islands, and we cannot predict whether Cayman Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Cayman Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Cayman Islands do not have an equivalent to the Chapter 11 process in the United States, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company may not apply. The following table provides a comparison between certain statutory provisions of the CICL and the Delaware General Corporation Law relating to shareholders’ rights.

Cayman Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the articles of association.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of association.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Cayman Islands.	May be held in or outside of Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, if a resolution is proposed as a Special Resolution, the text of that resolution.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail or electronically not less than the period designated in the articles of association. Our Articles provides that at least 10 clear days’ notice of a general meeting must be given to Members.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Unless otherwise provided in the articles of association, any action required by the CICL to be taken at a meeting of shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of association so provide in respect of an ordinary resolution, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our Articles provide that all written resolutions shall be signed unanimously by all shareholders entitled to vote with respect to the subject matter thereof.	Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

The quorum of a general meeting shall be designated in the articles of association. Under the Articles, one or more members who together hold at least one-third of the rights to vote at such general meeting constitutes a quorum.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum. (If the certificate of incorporation provides for more or less than one vote for any share, on any matter, every reference in the Delaware General Corporation Law to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares.)

Even a quorum is once present to organize a meeting, it may be still be possible for the meeting to become inquorate by the subsequent withdrawal of any shareholders if provided under the articles of association.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of association may provide for cumulative voting in the election of directors. Our Articles do not provide for cumulative voting.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Removal:	Removal:

The articles of association may provide for the removal of directors by action of the board or by the holders of the shares of any class or series when so entitled by the provisions of the articles of association.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members shall be designated in the articles of association, but can be changed in accordance with the provisions of the articles of association or by an amendment to the articles of association approved by the shareholders.	Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

Dissenter’s Rights of Appraisal

Except in certain limited circumstances, such as if shares of a company listed on a recognized stock exchange is exchanged for shares or depository receipts of another company which, at the effective date of the merger or consolidation, are listed on a national securities exchange, a shareholder who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the CICL. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

The CICL also contains a statutory power of compulsory acquisition. When a tender offer is made and accepted by holders of 90% of the shares affected within four months of the offer being made, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

Shareholders’ Derivative Actions

In principle, it is the Company that will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

● an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

● an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

● an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

SELLING SHAREHOLDERS

We are registering for resale an aggregate of 2,666,666 common shares (the “Shares”) by the Selling Shareholders. The Shares being offered by the Selling Shareholders are the 2,666,666 common shares issuable upon the exercise of the Warrants. We are registering the Shares in accordance with the terms of the Securities Purchase Agreement dated as of February 28, 2021 among our Company and the investors in order to permit the Selling Shareholders and their pledgees, donees, transferees and other successors-in-interest that receive Shares from a Selling Shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the Shares when and as they deem appropriate in the manner described in the “Plan of Distribution” to offer the Shares for resale from time to time.

The Selling Shareholder table below sets forth:

●	the name of the Selling Shareholder,

●	the number and percentage of shares of our common shares that the Selling Shareholder owned as of the date of this prospectus prior to the offering for resale of the Shares under this prospectus,

●	the maximum number of shares of our common shares that may be offered for resale for the account of the Selling Shareholder under this prospectus, and

●	the number and percentage of our common shares to be owned by the Selling Shareholder after the offering of the Shares (assuming all of the offered Shares are sold by the Selling Shareholder).

None of the Selling Shareholder has been an officer or director of the Company or any of its predecessors or affiliates within the last three years or otherwise had a material relationship with us within the last three years. None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer, who should be identified as an underwriter. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common shares.

Each Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares Beneficially Owned After Offering	Percentage of Common Shares Beneficially Owned After Offering (1)
Anson East Master Fund LP (2)	125,027	125,027	0	0.0%
Anson Investments Master Fund LP (3)	375,084	375,084	0	0.0%
Armistice Capital Master Fund Ltd. (4)	833,333	833,333	0	0.0%
Intracoastal Capital, LLC (5)	500,111	500,111	0	0.0%
L1 Capital Global Opportunities Master Fund (6)	500,111	500,111	0	0.0%
S.H.N. Financial Investments Ltd. (7)	333,000	333,000	0	0.0%

(1)	The total number of shares outstanding after the offering is based on (i) 19,168,609 common shares issued and outstanding as of March 25, 2021, (ii) the issuance upon exercise of the applicable warrants of all 2,666,666 common shares being offered by this prospectus and (iii) for each shareholder and for that shareholder only, the common shares underlying any options, warrants or other convertible securities that may be acquired within the next 60 days without giving regard to any limitation on beneficial ownership applicable to such security. Such total number of shares outstanding after the offering assumes we issue no other common shares (including upon the exercise of outstanding warrants, options or other convertible securities) prior to the completion of this offering.

(2)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaims beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The address for notice to Anson is: c/o Anson Advisor Inc., 155 University Ave., Suite 207, Toronto, ON M5H 3B7, Canada.

(3)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaims beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The address for notice to Anson is: c/o Anson Advisor Inc., 155 University Ave., Suite 207, Toronto, ON M5H 3B7, Canada.

(4)	The shares are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. All of the shares are issuable only upon exercise of certain warrants, which are subject to certain beneficial ownership limitations. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022

(5)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), both managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by Intracoastal. The registered address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483. The address for notice to Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(6)	David Feldman and Joel Arber are the Directors and have voting and dispositive power over the securities owned by L1 Capital Global Opportunities Master Fund (“L1 Capital”). The registered address of L1 Capital is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands. The address for notice to L1 Capital is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(7)	Hadar Shamir and Nir Shamir hold voting and dispositive power over the Common Shares held by S.H.N. Financial Investments Ltd. The address for notice to S.H.N. Financial is 3 Arik Einstein Str., Haerzeliya 4610301, PO Box 351, Israel.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2020:

●	on an actual basis based on 15,930,330 common shares on June 30, 2020;

●	on an as adjusted basis to give effect to events that have occurred between July 1, 2020 and March 25, 2021 including: (a) the issuance of 162,918 vested common shares pursuant to the Company’s 2017 equity incentive plan, (b) the issuance of 235,270 vested common shares pursuant to the Company’s 2020 equity incentive plan, (c) the issuance of 62,622 common shares with a fair value of $216,046 as partial consideration for the acquisition of non-controlling interests, (d) the issuance of 65,542 common shares upon the exercise of warrant, (e) the issuance of 45,261 common shares upon the exercises of options with total exercise price of $104,323, (f) the issuance of 2,666,666 common shares for a direct placement with net proceeds of $15,942,250; and

●	on an as further adjusted basis to give effect to 2,666,666 common shares issuable upon the exercise of the warrants at an exercise price of $6.00 per share.

	As of June 30, 2020
	Actual	As Adjusted (Unaudited)	As Further Adjusted (Unaudited)
Long-term bank loans	$22,554	$22,554	$22,554
Shareholders’ Equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 15,930,330 shares issued and outstanding, 19,168,609 shares issued and outstanding as adjusted, and 21,835,275 shares issued and outstanding as further adjusted, respectively	$1,593	$1,917	$2,184
Additional paid-in capital	28,586,048	44,848,343	60,782,326
Statutory reserves	2,803,811	2,803,811	2,803,811
Accumulated deficits	(2,680,143)	(2,680,143)	(2,680,143)
Accumulated other comprehensive loss	(1,362,665)	(1,362,665)	(1,362,665)
Total CLPS Incorporation’s Shareholders’ Equity	$27,348,644	$43,611,263	$59,545,513
Non-controlling Interests	$1,268,716	$1,268,716	$1,268,716
Total Shareholders’ Equity	$28,617,360	$44,879,979	$60,814,229
Total Capitalization	$28,639,914	$44,902,533	$60,836,783

MARCH 2021 PRIVATE PLACEMENT TRANSACTION

On March 3, 2021 we issued to certain accredited investors warrants to purchase up to an aggregate of 2,666,666 common shares at an initial exercise price equal to $6.00 per share (the “Warrants”). The exercise price of the Warrants is subject to certain adjustments in the event of (1) payment of a dividend or other distribution on any class of capital stock that is payable in common shares; (2) subdivisions of outstanding common shares into a larger number of shares; or (3) combinations of outstanding common shares into a smaller number of shares.

Each Warrant is exercisable beginning on March 3, 2021 and has a term of exercise equal to five years and six months from the date of issuance. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common shares outstanding immediately after giving effect to such exercise. At any time after the six-month anniversary of the closing date, or September 3, 2021, if a registration statement and current prospectus covering the resale of the common shares issuable upon exercise of the Warrants is not available, the holder may exercise the Warrants in whole or in part on a cashless basis.

If, at any time while the Warrants are outstanding: (1) we consolidate or merge with or into another entity in which the Company is not the surviving entity; (2) we sell, lease, assign, convey or otherwise transfer all or substantially all of our assets; (3) any tender offer or exchange offer (whether completed by us or a third party) is completed pursuant to which holders of a majority of our outstanding common shares tender or exchange their shares for securities, cash or other property; (4) we effect any reclassification of our common shares or compulsory share exchange pursuant to which outstanding shares of common shares are converted or exchanged for other securities, cash or property; or (5) any transaction is consummated whereby any person or entity acquires more than 50% of our outstanding common shares (each, a “Fundamental Transaction”), then upon any subsequent exercise of a Warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the Warrant.

If, at any time while the Warrants are outstanding, we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of our common shares, by way of return of capital or otherwise, then each holder of a Warrant shall be entitled to participate in such distribution to the same extent that the holder would have participated therein if the holder had held the number of common shares acquirable upon complete exercise of the Warrant immediately prior to the record date for such distribution. To the extent that Warrant has not been partially or completely exercised at the time of such distribution, such portion of the distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised the Warrant. The Warrant does not otherwise entitle the holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise thereof as set forth in the Warrant agreement.

If at any time while the Warrants are outstanding we grant, issue or sell any securities convertible, exercisable or exchangeable for common shares or rights to purchase stock, warrants, securities or other property pro rata to the record holders of our common shares (“Purchase Rights”), then each holder of a Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of common shares acquirable upon complete exercise of the Warrant immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of common shares are to be determined for the grant, issue or sale of such Purchase Rights. To the extent that the Warrant has not been partially or completely exercised at the time of such grant, issuance or sale of the Purchase Rights, such Purchase Rights shall be held in abeyance for the benefit of the Holder until the Holder has exercised the Warrant; provided, however, that to the extent such Purchase Rights expire for the stockholders of the Company if not exercised, the Purchase Rights will also expire for the Warrant holder as of such date.

The Warrants and the common shares issuable upon exercise of the Warrants were issued and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the investors may exercise the Warrants and sell the underlying common shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act, or another applicable exemption under the Securities Act.

We have agreed, on or prior to April 2, 2021, to file a registration statement, providing for the resale by the purchasers of the common shares issuable upon the exercise of the Warrants.

PLAN OF DISTRIBUTION

Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rules.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholders.

We agreed to keep this prospectus effective until no Selling Shareholder owns any Warrants or Warrant Shares issuable upon exercise thereof. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common shares by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN INCOME TAX CONSIDERATIONS

You should carefully read the discussions of the material Cayman Islands, PRC and U.S. federal income tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section entitled “Taxation” of our Annual Report for the year ending June 30, 2020 incorporated by reference herein.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands, and our principal executive offices are located outside the United States. Certain of our directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

EXPENSES

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$1,745.60
Legal fees and expenses	$60,000.00
Miscellaneous	$4,000.00
Total	$65,745.60

LEGAL MATTERS

Certain legal matters in connection with the sale of the Shares will be passed upon for us by Loeb & Loeb LLP, New York, New York with respect to matters of United States law. The validity of the Shares offered hereby has been passed upon for us by Ogier.

EXPERTS

The consolidated financial statements of CLPS Incorporation appearing in CLPS Incorporation’s Annual Report on Form 20-F for the fiscal year ended June 30, 2020 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form F-3 with the SEC for the our common shares we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Unit 1102, 11th Floor, Millennium City III, 370 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong SAR. Our telephone number is +852 3707-3600.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.clpsglobal.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

●	Annual Report on Form 20-F for the fiscal year ended June 30, 2020, filed with the SEC on October 22, 2020;

●	Current Report on Form 6-K furnished to the Commission on December 17, 2020;

●	Current Reports on Form 6-K furnished to the Commission on December 28, 2020;

●	Current Reports on Form 6-K furnished to the Commission on February 25, 2021;

●	Current Reports on Form 6-K furnished to the Commission on March 1, 2021;

●	Current Reports on Form 6-K furnished to the Commission on March 2, 2021;

●	Current Reports on Form 6-K furnished to the Commission on March 5, 2021; and

●	Current Reports on Form 6-K furnished to the Commission on March 23, 2021.

●	The description of our common shares set forth in our Registration Statement on Form 8-A filed with the Commission on May 22, 2018 (File No. 333-223956), including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference any documents that we file with the Commission after the date of the filing of the initial registration statement of which the prospectus forms a part and prior to the effectiveness of that registration statement, and all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we file with or furnish to the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in this registration statement. We have not authorized anyone to provide you with different or additional information. If such information is provided to you, you should not rely on it. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no cost to the requester. You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference into this prospectus by contacting us at the following address:

CLPS Incorporation

c/o Unit 1102, 11th Floor, Millennium City III

370 Kwun Tong Road, Kwun Tong, Kowloon

Hong Kong SAR

Tel: (852) 37073600

These reports may also be obtained on our website at www.clpsglobal.com. None of the information on our website is a part of this prospectus supplement or the accompanying prospectus.

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

2,666,666 Common Shares

Offered by the Selling Shareholders

PROSPECTUS

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Officers and Directors.

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful commitment of fraud. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits.

Exhibit Number	Description
3.1	Memorandum and Articles of Association incorporated by reference to Exhibit 3.1 to the Company’s Form 20-F for the fiscal year ending June 30, 2020.
4.1	Specimen of Common Share certificate. Incorporated by reference to Exhibit 4.1 to the Company’s Form F-1 or amendments thereto (File No. 333-223956).
4.2	Form of Common Share Purchase Warrant incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 6-K filed with the SEC on March 1, 2021.
5.1	Opinion of Ogier
23.1	Consent of Ernst & Young Hua Ming LLP
23.2	Consent of Ogier (included in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages hereto)

Item 10. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(f) [Reserved]

(g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)-(k) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong SAR on March 31, 2021.

CLPS Incorporation

Date: March 31, 2021	By:	/s/ Raymond Ming Hui Lin
Raymond Ming Hui Lin Chief Executive Officer, Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond Ming Hui Lin, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiao Feng Yang	Chairman and Director	March 31, 2021
Xiao Feng Yang

/s/ Raymond Ming Hui Lin	Chief Executive Officer and Director	March 31, 2021
Raymond Ming Hui Lin	(Principal Executive Officer)

/s/ Zhaohui Feng	Independent Director	March 31, 2021
Zhaohui Feng

/s/ Chong Seng Kee	Independent Director	March 31, 2021
Chong Seng Kee

/s/ Jin He Shao	Independent Director	March 31, 2021
Jin He Shao

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on March 31, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director